UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2011

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9201 Corporate Boulevard, Suite 400, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2011, Micromet, Inc., through its wholly-owned subsidiary Micromet AG (collectively, the “Company”), and Amgen Inc. (“Amgen”) entered into a Collaboration and License Agreement (the “Agreement”) under which the two companies will collaborate on the research of BiTE antibodies against three undisclosed solid tumor targets and the subsequent development and commercialization of BiTE antibodies against up to two of these targets, to be selected by Amgen.

The Company will be primarily responsible for the generation and pre-clinical research of the BiTE antibodies.  Amgen will lead the clinical development, manufacturing, and commercialization of any products resulting from the collaboration.

Under the terms of the Agreement, Amgen will pay the Company an upfront cash payment of €10 million, of which €4 million is an advanced payment of research and development expenses to be incurred by the Company, as well as up to an additional €7 million in milestone payments through the filing of an Investigational New Drug (IND) application for the initial BiTE antibody selected by Amgen with the U.S. Food and Drug Administration. After filing of the IND application, the Company will be eligible to receive up to an additional €335 million upon the achievement of specified clinical and commercial milestones in multiple indications and tumor types for the BITE antibody. If the BiTE antibody is approved for marketing, the Company will be eligible to receive high single-digit to low double-digit royalties on worldwide net sales.

For the second BiTE antibody program, the Company is eligible to receive an additional cash payment in connection with the initiation of the program, as well as milestones, royalties and development funding comparable to the first program.  The combined potential payments to the Company from both programs, excluding reimbursement of research and development costs, are approximately €695 million.

Amgen will bear all expected costs associated with the research, development and commercialization of the BiTE antibodies. The initial development plan contemplates €25 million in research and development funding for work to be performed by the Company prior to the filing of IND applications for two BiTE antibodies with the U.S. Food and Drug Administration.

The term of the Agreement will continue until the expiration and satisfaction of all payment obligations under the Agreement, unless earlier terminated in accordance with its terms. Either party will have the right to terminate the Agreement for material breach by the other party that is not cured within a specified period. Amgen will also have the right to terminate the Agreement with 90 days’ prior notice for any reason at any time.

The foregoing description of the Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2011.

Item 8.01. Other Events.

On July 11, 2011, the Company issued a press release announcing the Company’s execution of the Agreement with Amgen, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: July 15, 2011	By:	/s/ Matthias Alder
	Name:	Matthias Alder
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 11, 2011.